                                                                      EXHIBIT 11


                          ESTERLINE TECHNOLOGIES CORPORATION
                       Computation of Earnings Per Common Share
              For the Three and Nine Months Ended July 31, 1997 and 1996
                                     (Unaudited)
                       (In thousands, except per share amounts)
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


                                        Three Months Ended         Nine Months Ended
                                               July 31,                 July 31,
                                        -------------------       ------------------
                                           1997      1996           1997      1996
                                        ---------   -------       --------  --------
PRIMARY BASIS
-------------

Net Earnings                             $  6,925   $ 5,028       $ 17,286  $ 14,572
                                         ========   =======       ========  ========

Average Number of Common Shares
  Outstanding                               8,575     8,483          8,541     7,747
Net Shares Assumed to be Issued
  for Stock Options                           233       241            243       254
                                         --------   -------       --------  --------

  Total average common shares
    on a primary basis                      8,808     8,724          8,784     8,001
                                         ========   =======       ========  ========

Net Earnings per Common
  Share - Primary Basis                  $    .79   $   .58       $   1.97  $   1.82
                                         ========   =======       ========  ========

FULLY DILUTED BASIS
-------------------

Net Earnings                             $  6,925   $ 5,028       $ 17,286  $ 14,572
                                         ========   =======       ========  ========

Average Number of Common Shares
  Outstanding                               8,575     8,483          8,541     7,747
Net Shares Assumed to be Issued
  for Stock Options                           255       241            297       254
                                         --------   -------       --------  --------

  Total average common shares
    on a fully diluted basis                8,830     8,724          8,838     8,001
                                         ========   =======       ========  ========

Net Earnings per Common
  Share - Fully Diluted Basis            $    .78   $   .58       $   1.96  $   1.82
                                         ========   =======       ========  ========

Net Earnings per Common
  Share - Primary Basis                  $    .79   $   .58       $   1.97  $   1.82
                                         ========   =======       ========  ========

Dilutive Effect per Common Share         $   (.01)  $  None       $   (.01) $   None
                                         ========   =======       ========  ========
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